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                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF COX HALLETT WILKINSON]


[ ____________ ], 2001

American Eagle Tankers Inc. Limited
15 Exchange Place
Suite 110
Jersey City, New Jersey 07302


Dear Sirs:

     We have acted as Bermuda counsel for American Eagle Tankers Inc. Limited (the "Company"), a company incorporated under the laws of Bermuda, in connection with the registration under the Securities Act of 1933, as amended, pursuant to the Company's Registration Statement on Form F-1 (the "Registration Statement"), of an initial public offering of up to 6,750,000 common shares, $1.00 par value per share (the "Common Shares") directly or in the form of Singapore Depository Receipts of the Company (the "Company Shares"). In addition, the Company will grant to the underwriters an option to purchase up to an aggregate of 1,012,5000 additional Common Shares solely to cover over-allotments, if any (the "Option Shares"). We understand that the Company Shares and the Option Shares are to be sold to the underwriters for resale to the public.

     Unless otherwise defined in this opinion or the Schedule to it, capitalised terms have the meaning assigned to them in the Registration Statement.

     For the purposes of this opinion we have examined and relied upon the documents listed (which, in some cases, are also defined) in the Schedule to this opinion (the "Documents").

     Assumptions
     -----------

     In stating our opinion we have assumed:

     (a) the authenticity, accuracy and completeness of all Documents (including, without limitation, public records) submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, electronic or photostatic copies;

     (b) the genuineness of all signatures on the Documents;

     (c) the authority, capacity and power of each of the persons signing the Documents (other than directors or officers of the Company);
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COX
HALLETT
WILKINSON
Barristers & Attorneys

     (d) that any factual statements made in any of the Documents are true, accurate and complete; and

     (e) that the price at which the Company Shares and the Option Shares are agreed to be issued pursuant to the underwriting agreement as referred to in the Registration Statement is equal to or greater than their par value per share of US$1.00.

     Opinion
     -------

Based upon and subject to the foregoing, and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that the Company Shares and the Option Shares have been duly created as authorised but unissued Common Shares and, when duly resolved by the board of directors of the Company to issued and allotted, and paid for, as contemplated by the underwriting agreement as referred to in the Registration Statement, will be duly authorised, validly issued, fully-paid and non-assessable shares of the Company.

     Reservations
     ------------

We have the following reservations:

     (a) We express no opinions as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

     (b) Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

     (c) Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully-paid Common Shares, (subject to any contrary provision in any agreement between the Company and the holders of such shares) that no holder of such Common Shares shall be bound by an alteration of the memorandum of association or bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.


This opinion is addressed to you in connection with the filing by the Company of the Registration Statement with the Securities and Exchange Commission for the purposes of registering its Common Shares under the Securities Act of 1933. We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our
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COX
HALLETT
WILKINSON
Barristers & Attorneys


name under the heading "Legal Matters" in the Registration Statement in the form in which it appears.

This opinion is addressed to the Company solely for the benefit of the Company and (save as referred to in the preceding paragraph) is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted nor referred to in any public document nor filed with any governmental agency or person without our prior written consent, except as may be required by law. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully
COX HALLETT WILKINSON
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                                  THE SCHEDULE


1. An electronic copy of Amendment No. 4 to the Registration Statement (which includes a prospectus in relation to the Company) relating to the Offer (excluding the exhibits thereto).

2. Certified copies dated _____ 2001 of :-

     2.1 the written resolutions of the sole shareholder of the Company passed on ________; and

     2.2 the unanimous written resolutions of the Board of Directors of the Company adopted on _______;

          (together, the "Resolutions");

3.   Certified copies dated ______ 2000 of :-

     3.1  the certificate of incorporation of the Company;

     3.2  the memorandum of association of the Company; and

     3.3  the bye-laws of the Company

          (together, the "Constitutional Documents").

4. A copy of a letter dated ______ 2000 evidencing the consent of the Bermuda Monetary Authority to the issue by the Company of the Company Shares and the Option Shares.

5. A certified copy dated ______ 2000 of the register of shareholders of the Company as at _____ 2000 (the "Share Register").

6. An officer's certificate dated _______ 2001 and issued by Ernest A. Morrison as Secretary of the Company on which we have relied for the purposes of our statements in opinion paragraph 2.